Exhibit 10(H)

SECOND AMENDMENT TO THE
CARPENTER TECHNOLOGY CORPORATION
STOCK-BASED COMPENSATION PLAN FOR
NON-EMPLOYEE DIRECTORS
As Amended and Restated on August 16, 2011

This SECOND AMENDMENT is made on this 12th day of June 2019, by Carpenter Technology Corporation, duly organized and existing under the laws of the State of Delaware (the “Company”).

INTRODUCTION

The Company established and maintains the Carpenter Technology Corporation Stock-Based Compensation Plan for Non-Employee Directors (the “Plan”), which was last amended and restated generally effective August 16, 2011 and subsequently amended October 8, 2012.

The Company wishes to further amend the Plan to revise the provisions therein to provide more flexible installment distribution election options for the participants.

AMENDMENT

NOW THEREFORE, the Company does hereby amend the Plan, effective immediately, as follows:

1.	Section 11d) is deleted and the following is substituted therefor:

“d)    Installment Payments.

(i)
Effective for Units granted between June 29, 2010 and June 11, 2019, for compensation earned and paid in Plan Years beginning between October 1, 2010 and December 31, 2019 and annual elections thereafter, the Company may, but need not, permit an Eligible Director to elect to receive Shares in payment of Units credited to the Eligible Director’s account and otherwise vested and payable under Section 9 and Section 11(a) in annual installments payable over either ten or fifteen years.

(ii)
Effective for Units granted on or after June 12, 2019, for compensation earned and paid in Plan Years beginning on or after January 1, 2020 and annual elections thereafter, the Company may, but need not, permit an Eligible Director to elect to receive Shares in payment of Units credited to the Eligible Director’s account and otherwise vested and payable under Section 9 and Section 11(a) in annual installments payable over a number of years not in excess of fifteen, as specified by the Eligible Director.

(iii)
Payments with respect to either of Sections 11(d)(i) or 11(d)(ii) above begin (1) with respect to Units for which the Eligible Director has not made a deferral election pursuant to Section 11(c) above, as soon as practicable but in any event no more than thirty (30) days after the Eligible Director’s Separation from Service; or (2) with respect to Units for which the Eligible Director has made a deferral election pursuant to Section 11(c) above, upon the permissible payment event under Section 409A of the Code elected by the Eligible Director in the deferral election made pursuant to Section 11(c). Subsequent installment payments shall be made on the same date thereafter annually.

(iv)
Any election under this Section 11(d) shall be made in the manner prescribed by the Company, but in no event later than the close of the Plan Year preceding the Plan Year for which the award of Units is granted. An election made under this Section 11(d) shall be administered in compliance with Section 409A of the Code and the Treasury regulations and other guidance issued thereunder. If an Eligible Director does not make a valid, irrevocable election under this Section 11(d) or Section 11(c), the Eligible Director’s Shares in payment of Units credited to the Eligible Director’s account shall be paid in accordance with Section 11(b).

(v)	The provisions of Sections 11(c) and 11(d) above shall apply to any Units awarded that are subject to the application of Code Section 409A.”

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed as of the day and year first above written.

CARPENTER TECHNOLOGY CORPORATION

By:     ___________________________________

Title:    ___________________________________

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